UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

Introduction
On July 1, 2026, we acquired certain entities that comprise Ruckus Networks (“RUCKUS”) for approximately $1.9 billion. The acquisition was funded with cash on hand and a Term Loan Credit Facility executed on July 1, 2026. RUCKUS, based in California, provides wireless networks for enterprises and service providers. Product offerings include indoor cellular solutions such as indoor and outdoor Wi-Fi and long-term evolution access points, access and aggregation switches; an Internet of Things suite, on-premises and cloud-based control and management systems; and software and software-as-a-service applications addressing security, location, reporting and analytics.

Pro Forma Financial Information

We have prepared the unaudited pro forma combined condensed financial information set forth below to reflect the acquisition of RUCKUS by the application of pro forma adjustments to the historical financial statements of Belden. The periods presented consist of an unaudited pro forma combined condensed balance sheet as of March 29, 2026, and unaudited pro forma combined condensed statements of operations for the three months ended March 29, 2026, and the year ended December 31, 2025.

We have derived the unaudited pro forma combined condensed financial information by applying pro forma adjustments to the historical consolidated financial statements of Belden, as included in our unaudited Quarterly Report on Form 10-Q for the quarter ended March 29, 2026, and our Annual Report on Form 10-K for the year ended December 31, 2025. We have extracted the historical unaudited condensed consolidated financial statements of RUCKUS from its interim financial statements as of and for the quarter ended March 31, 2026, and its annual financial statements for the year ended December 31, 2025.

The unaudited pro forma combined condensed balance sheet as of March 29, 2026 gives pro forma effect to the RUCKUS acquisition as if it occurred on March 29, 2026. The unaudited pro forma combined condensed statements of operations for the three months ended March 29, 2026 and the year ended December 31, 2025 give pro forma effect to the RUCKUS acquisition as if it had occurred on January 1, 2025.

The unaudited pro forma combined condensed financial information is for informational purposes only and should not be considered indicative of actual results that would have been achieved had the RUCKUS acquisition actually been consummated on the dates indicated and does not purport to be indicative of results of operations as of any future date or for any future period. Our actual financial condition and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

BELDEN INC.
PRO FORMA COMBINED CONDENSED BALANCE SHEET
MARCH 29, 2026
(Unaudited)

	Historical Belden Inc.	Historical RUCKUS	Transaction Accounting Adjustments	Note	Pro Forma Combined

	(In thousands)
ASSETS
Current assets:			4714
Cash and cash equivalents	$272,151	$175,300	$(108,744)	A	$338,707
Receivables, net	499,090	109,401	14,802	B	623,293
Inventories, net	423,124	81,686	70,286	B,C	575,096
Other current assets	85,522	11,380	4,714	B	101,616
Total current assets	1,279,887	377,767	(18,942)		1,638,712
Property, plant and equipment, less accumulated depreciation	569,389	7,882	11,342	D	588,613
Operating lease right-of-use assets	105,749	22,285	4,404	E	132,438
Goodwill	1,034,037	376,939	362,699	F	1,773,675
Intangible assets, less accumulated amortization	392,431	107,589	932,411	G	1,432,431
Deferred income taxes	14,099	184,400	—		198,499
Other long-lived assets	63,832	5,159	—		68,991
	$3,459,424	$1,082,021	$1,291,914		$5,833,359

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$326,931	$39,745	$—		$366,676
Accrued liabilities	286,703	150,450	15,989	B, E	453,142
Short-term debt	—	—	13,875	I	13,875
Total current liabilities	613,634	190,195	29,864		833,693
Long-term debt	1,260,359	—	1,792,772	I	3,053,131
Postretirement benefits	62,767	—	—		62,767
Deferred income taxes	112,458	43	242,022	H	354,523
Long-term operating lease liabilities	89,874	22,775	(654)	E	111,995
Other long-term liabilities	37,331	104,668	—		141,999
Total stockholders’ equity	1,283,001	764,340	(772,090)	J	1,275,251
	$3,459,424	$1,082,021	$1,291,914		$5,833,359
See accompanying notes to unaudited pro forma combined condensed financial information.
Transaction Adjustments:

A - Includes cash paid for RUCKUS of $1,907.6 million and transaction costs of $7.8 million partially offset by net cash received from the Term Loan of $1,806.6 million.

B - Reclassified revenue reserves of $14.8 million from accounts receivable to accrued liabilities and $4.7 million from inventory to other current assets to conform with Belden’s accounting policies and presentation.

C - Includes a $75.0 million adjustment to step up the pro forma balance sheet for RUCKUS' inventory to fair value. The calculation of fair value is preliminary and subject to change. The fair value was determined based on the estimated selling price of the inventory, less costs to sell. The pro forma income statement for the year ended December 31, 2025 is also adjusted to increase cost of sales by the same amount as the inventory that is expected to be sold within one year of the acquisition date.

D - The adjustment steps up the pro forma balance sheet for RUCKUS' property, plant, and equipment to fair value. This calculation of fair value is a preliminary estimate and subject to change. The pro forma income statements are also adjusted to reflect the incremental straight-line depreciation expense over an estimated useful life of five years.

E - These adjustments to the right-of-use asset, short-term lease liability, and long-term lease liability are necessary to remeasure the opening balance at their fair value as of the acquisition date.

F - The adjustments to goodwill reflect the remaining excess purchase price over fair value of the acquired tangible and intangible assets, net of assumed liabilities and RUCKUS' historical goodwill.

G - The adjustments to intangible assets remove RUCKUS' historical balances and add the preliminary fair values of the intangible assets assumed for RUCKUS. As of the date of this filing, a preliminary fair value for in process R&D has not been determined. The preliminary fair values of the intangible assets assumed for RUCKUS are summarized in the following table:

	Fair Value	Amortization Period
	(In thousands)	(In years)
Intangible assets subject to amortization:
Developed technologies	$800,000	5.0
Customer relationships	160,000	15.0
Trademarks	80,000	3.0
Total intangible assets subject to amortization	$1,040,000
Weighted average amortization period		6.4

The amortizable intangible assets reflected in the table above were determined by us to have finite lives. The preliminary useful life for the developed technology intangible asset was based on the estimated time that the technology provides us with a competitive advantage and thus approximates the period and pattern of consumption of the intangible asset. The preliminary useful life for the customer relationship intangible asset was based on our forecasts of estimated sales from recurring customers. The preliminary useful life for the trademarks was based on the period of time we expect to continue to go to market using the trademarks.

H - Deferred income tax impact related to the transaction accounting adjustments.

I - To fund the purchase of RUCKUS, we entered into a Term Loan Credit Facility on the acquisition date for $1,845.4 million net of discount and incurred $38.7 million of debt issuance costs. The Term Loan Credit Facility bears interest either, at the Company’s election, at term SOFR plus 2.25% or a base rate plus 1.25% per annum. The Term Loan Credit Facility amortizes 0.25% per quarter and matures on July 1, 2033.

J - The adjustment to equity reflects the reversal of RUCKUS' historical equity balances and Belden's transaction costs.

BELDEN INC.
PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 29, 2026
(Unaudited)

	Historical Belden Inc.	Historical RUCKUS	Transaction Accounting Adjustments	Note	Pro Forma Combined

	(In thousands, except per share data)
Revenues	$696,375	$173,393	$—		$869,768
Cost of sales	(438,287)	(56,097)	—		(494,384)
Gross profit	258,088	117,296	—		375,384
Transition service agreement income	—	389	—	K	389
Selling, general and administrative expenses	(138,652)	(72,310)	(1,998)	L	(212,960)
Research and development expenses	(30,089)	(25,088)	—		(55,177)
Amortization of intangibles	(11,388)	(12,479)	(36,854)	M	(60,721)
Operating income	77,959	7,808	(38,852)		46,915
Interest expense, net	(13,459)	—	(27,030)	N	(40,489)
Non-operating pension cost	(456)	—	—		(456)
Loss on debt extinguishment	(1,273)	—	—		(1,273)
Other income	—	427	—		427
Income before taxes	62,771	8,235	(65,882)		5,124
Income tax (expense) benefit	(11,744)	(1,446)	15,424	O	2,234
Net income (loss)	$51,027	$6,789	$(50,458)		$7,358

Weighted average number of common shares and equivalents:
Basic	38,814				38,814
Diluted	39,395				39,395

Basic income per share	$1.31				$0.19

Diluted income per share	$1.30				$0.19
See accompanying notes to unaudited pro forma combined condensed financial information.

Transaction Adjustments:
K - RUCKUS' historical transaction service agreement (TSA) income is not expected to continue following the acquisition.

L - Includes $0.6 million of amortization on the long-lived tangible asset fair value adjustment. The expected useful life is five years and the amortization is recognized on a straight line basis. This calculation of fair value is a preliminary estimate and subject to change. Also includes integration costs for the RUCKUS acquisition of $1.4 million.

M - Represents the elimination of RUCKUS' historical amortization expense offset by the estimated amortization expense from the estimated fair value adjustments to intangible assets.

N - Represents interest expense and the amortization of debt issuance costs on the Term Loan.

O - Represents the pro forma tax benefit on the transaction accounting adjustments.

BELDEN INC.
PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2025
(Unaudited)

	Historical Belden Inc.	Historical RUCKUS	Transaction Accounting Adjustments	Note	Pro Forma Combined

	(In thousands, except per share data)
Revenues	$2,715,194	$686,777	$—		$3,401,971
Cost of sales	(1,684,022)	(235,857)	(75,000)	P	(1,994,879)
Gross profit	1,031,172	450,920	(75,000)		1,407,092
Transition service agreement income	—	4,562	—	Q	4,562
Selling, general and administrative expenses	(533,366)	(232,859)	(26,566)	R	(792,791)
Research and development expenses	(128,758)	(122,603)	—		(251,361)
Amortization of intangibles	(53,356)	(49,916)	(147,417)	S	(250,689)
Operating income	315,692	50,104	(248,983)		116,813
Interest income (expense), net	(46,355)	236	(114,993)	T	(161,112)
Non-operating pension cost	(2,395)	—	—		(2,395)
Loss related to revolver refinancing	(76)	—	—		(76)
Other expense, net	—	(1,846)	—		(1,846)
Income (loss) before taxes	266,866	48,494	(363,976)		(48,616)
Income tax (expense) benefit	(29,344)	(12,618)	83,254	U	41,292
Net income (loss)	$237,522	$35,876	$(280,722)		$(7,324)
Weighted average number of common shares and equivalents:
Basic	39,605				39,605
Diluted	40,210				40,210

Basic income per share	$6.00				$(0.18)

Diluted income per share	$5.91				$(0.18)

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Transaction Adjustments:

P - Represents the amortization of the $75.0 million inventory step up adjustment. The inventory fair value calculation is preliminary and subject to change. The fair value was determined based on the estimated selling price of the inventory, less costs to sell.

Q - RUCKUS' TSA income is not expected to continue following the acquisition.

R - Includes $2.3 million of amortization on the long-lived tangible asset fair value adjustment. The expected useful life is five years and the amortization is recognized on a straight line basis. This calculation of fair value is a preliminary estimate and subject to change. Also, includes transaction costs of $7.8 million and integration costs of $16.5 million.

S - Represents the elimination of RUCKUS' historical amortization expense, offset by the estimated amortization expense from the estimated fair value adjustments to intangible assets.

T - Represents interest expense and the amortization of debt issuance costs on the Term Loan.

U - Represents the pro forma tax benefit on the transaction accounting adjustments.

BELDEN INC.
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
(Unaudited)
Note 1:  Summary of Significant Accounting Policies
Basis of Presentation
The unaudited Pro Forma combined condensed financial information was prepared to reflect the RUCKUS acquisition. The unaudited pro forma adjustments are based on management’s preliminary estimates of the values of the tangible and intangible assets and liabilities acquired. As a result, the actual adjustments, when finalized, may differ materially from those presented in this unaudited pro forma financial information. There can be no assurance that a change in unaudited pro forma adjustments for the acquisition will not result in material changes to the information presented.
In management’s opinion, the unaudited pro forma combined condensed financial information reflects adjustments that are both necessary to present fairly the unaudited pro forma combined condensed balance sheet and the unaudited pro forma combined condensed statements of operations as of and for the periods indicated and are reasonable given the information currently available. Pro forma adjustments include the effects of events that are directly attributable to the acquisition and are factually supportable. Material non-recurring profits and losses that result directly from the acquisition have not been included in the unaudited pro forma combined condensed statements of operations.
The unaudited pro forma combined condensed financial information is for illustrative and informational purposes only and is not intended to represent what our financial position or results from operations would have been had the RUCKUS acquisition been completed at the dates indicated. The unaudited pro forma combined condensed financial information should not be considered indicative of our future financial position or results of operations.

This information should be read in conjunction with Belden’s historical financial statements and accompanying notes in our Annual Report on Form 10-K for the year ended December 31, 2025 and unaudited Quarterly Report on Form 10-Q for the three-months ended March 29, 2026, and RUCKUS' unaudited historical financial statements and the accompanying notes that are included in its consolidated financial statements for the year ended December 31, 2025 and for the three-months ended March 31, 2026.

The unaudited Pro Forma combined condensed financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing Pro Forma adjustment criteria with simplified Pro Forma adjustments that depict the accounting for the transaction (“Transaction Accounting Adjustments”) and allows optional Pro Forma adjustments that present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur. We have elected not to present any estimates related to potential synergies and have only presented transaction accounting adjustments and effects in the unaudited Pro Forma combined condensed financial information.

2.    Business Combination Accounting

The unaudited pro forma combined condensed financial information reflects the RUCKUS acquisition using business combination accounting, which requires the measurement of the fair value of identifiable assets acquired and liabilities assumed. We have estimated the fair values as presented in the pro forma financial information using commonly accepted valuation methodologies. We are in the process of completing a formal valuation process. The valuation of acquired assets and assumed liabilities involves significant assumptions, certain risks, and various uncertainties, and actual results may differ materially from those estimates.

We will continue to refine our valuation modeling as information regarding the tangible and intangible assets is obtained, which will likely result in changes to the fair value measurements and estimates as presented herein. Upon completion of the valuation procedures, we will revise the fair values of the acquired assets and assumed liabilities, as necessary.

The allocation of the purchase price was based upon preliminary valuation models and our estimates and assumptions. The allocation is subject to change, although we will undertake to complete the final allocation of the purchase price within twelve months following the date of closing of the RUCKUS acquisition. In the opinion of management, the unaudited pro forma combined condensed financial information purports a reasonable valuation of the RUCKUS acquisition and provides for all adjustments necessary to reflect the effects of the transaction.

3. Pro Forma Adjustments

Generally, the adjustments in each of the statements presented above represent the following: (i) adjustments of the historical net book values of the assets acquired and liabilities assumed to estimated fair value and the associated income statement effects, such as revised amortization expense as a result of the fair value adjustments and changes to estimated useful lives; (ii) the impact of the purchase price of the RUCKUS acquisition, including the Term Loan Credit Agreement, and the associated income statement effects, such as incremental interest expense; (iii) adjustments to the historical financial statements of RUCKUS in order to present RUCKUS’ financial statements in conformity with Belden accounting policies; (iv) integration and transaction costs, and (v) consideration of the income tax implications of the pro forma adjustments. The specific adjustments to the unaudited pro forma combined condensed financial information are included in the notes presented above.

4. Preliminary Estimated Allocation of Purchase Price

The following table summarizes the estimated, preliminary fair value of the assets acquired and the liabilities assumed as presented in the pro forma combined condensed balance sheet above, as of March 31, 2026 (in thousands):

Cash	$175,300
Receivables	124,203
Inventory	151,972
Other current assets	16,094
Property, plant and equipment	19,224
Operating lease right-of-use assets	26,689
Goodwill	739,638
Intangible assets	1,040,000
Deferred income taxes	184,400
Other current assets	5,159
Total assets acquired	$2,482,679
Accounts payable	$39,745
Accrued liabilities	166,439
Deferred income taxes	242,065
Long-term operating lease liabilities	22,121
Other long-term liabilities	104,668
Total liabilities assumed	$575,038

Net assets	$1,907,641

The above purchase price allocation is preliminary and subject to revision as additional information about the fair value of individual assets and liabilities becomes available. The preliminary measurement of receivables, inventory, PP&E, intangible assets, goodwill, operating lease right-of-use assets, deferred income taxes, operating lease liabilities, and other assets and liabilities are subject to change. A change in the estimated fair value of the net assets acquired will change the amount of the purchase price allocated to goodwill. A single estimate of fair value results from a complex series of judgments about future events and uncertainties and relies heavily on estimates and assumptions. If actual results are materially different than the assumptions we used to determine fair value of the assets and liabilities acquired, it is possible that adjustments to the carrying values of such assets and liabilities will have an impact on our net earnings. In particular, the valuations of technology and customer relationship intangible assets were complex and required significant judgment. We determined the value of the technology based on an excess earnings valuation methodology. We used the multi-period excess earnings method under the income approach to measure the customer relationships intangible asset. The key assumptions utilized in the valuation include discount rates, revenue growth rates, and profitability levels of forecasted results. These assumptions are forward-looking and could be affected by future economic and market conditions.
5:  Long-Term Debt and Other Borrowing Arrangements
Term Loan Credit Agreement
To fund the purchase of RUCKUS, we entered into a Term Loan Credit Facility on July 1, 2026. The Term Loan Credit Facility bears interest either, at the Company’s election, at term SOFR plus 2.25% or a base rate plus 1.25% per annum. The Term Loan Credit Facility amortizes 0.25% per quarter and matures on July 1, 2033.